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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 26, 2002
(Date of earliest event reported)

E-CENTIVES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31559 (Commission File Number)	52-1988332 (IRS Employer Identification No.)
6901 Rockledge Drive, 7th Floor, Bethesda, Maryland (Address of principal executive offices)		20817 (Zip Code)

(240) 333-6100
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events and Required FD Disclosure

        E-centives, Inc., a Delaware corporation (the "Company"), is planning to issue 6,000,000 warrants (the "Warrants") to four investors (the "Investors") as consideration for a US$20 million financing commitment (the "Financing Commitment"), which was memorialized in a letter of Friedli Corporate Finance to the Company, dated September 12, 2002 (the "Commitment Letter"), and filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2002. In the Commitment Letter, Friedli Corporate Finance, a financial advisor to the Company, agreed to provide the Company with the Financing Commitment.1 The Warrants will be issued to the Investors in connection with Friedli Corporate Finance agreeing to provide the Financing Commitment. The Warrants will be issued in offshore transactions to the Investors in a private placement pursuant to Regulation S promulgated under the Securities Act of 1933.

        The Warrants will entitle each Investor to purchase one share of the Company's common stock, $0.01 per share, for an initial exercise price of CHF 0.19 per share during the exercise period. Pursuant to the Warrants, the exercise period will commence on November 26, 2003 and end on November 26, 2008, at 5:00 p.m., Eastern Time.

        Two of the Investors, Peter Friedli and Venturetec, Inc. ("Venturetec"), are current stockholders of the Company. Pursuant to the terms of the private placement, each of Peter Friedli and Venturetec received 1,000,000 Warrants. As disclosed in the Company's filings under the Securities Exchange Act of 1934, Peter Friedli beneficially owns 3% of New Venturetec AG, the parent of Venturetec, and is the President of both New Venturetec AG and Venturetec. Mr. Friedli has also been a director of the Company since 1996.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits.

  99.1
  Form of Warrant.

Based on the Company's current operating plans, the Company does not believe that it will require the full amount of the Financing Commitment and that it will only require use of approximately one-third of the Financing Commitment for the twelve month period subsequent to the second quarter of 2003. For more information regarding the Financing Commitment, please refer to the Company's Form 10-Q for the period ended September 30, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

E-CENTIVES, INC.
By:	/s/ DAVID A. SAMUELS David A. Samuels Chief Financial Officer

Date: November 26, 2002

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  Item 5. Other Events and Required FD Disclosure
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURE